Exhibit 99(a)

NEWS RELEASE

For Immediate Release

For more information:
Michael T. Vea, Chairman, President and CEO — 812-464-9604
Charles A. Caswell, Chief Financial Officer — 812-461-5952
Gretchen A. Dunn, Shareholder Relations — 812-464-9677

Integra Bank Corporation 2nd Quarter Net Income At 25 Cents Per Share

-Earnings Increase 9.8% Over Last Quarter
-Loan Growth Up 12.7% Annualized Over Last Quarter
-Core Deposits Rise From Previous Quarter
-Net Interest Income Stable
-Favorable Trends in Fee Growth and Expense Management
-Credit Quality Remains Sound

EVANSVILLE, INDIANA – July 21, 2003 – Integra Bank Corporation (Nasdaq: IBNK), today reported net income of $4.3 million, or $0.25 per diluted share for the second quarter ended June 30, 2003. This compares with $3.9 million, or $0.23 per diluted share, for the first quarter and represents a 9.8% increase. A year-over-year comparison is available in the Summary Operating Results Data section.

Return on assets (ROA) and return on equity (ROE) for the second quarter improved to 0.59% and 7.25%, respectively, compared with 0.55% and 6.78% in the first quarter. “Integra continued to make progress according to plan during the second quarter,” said Michael T. Vea, Chairman, President and Chief Executive Officer. “We experienced solid growth across the board in our loan business as well as a rise in core deposits from the previous quarter. Despite the ongoing low-interest rate, slow-growth environment, our credit quality remained sound. Our net interest margin remained in line with expectations and our expense trends reflect continued discipline.”

Balance Sheet Growth

Total loan average balances for the second quarter grew at an annualized rate of 12.7%, representing an increase of $51 million from the first quarter. This extended the positive loan growth trend realized in the first quarter. Loan growth occurred across all three of Integra’s major lending categories. Commercial loan average balances, which represented $925 million, or 55% of total loans, grew 14% annualized from the first quarter. Mortgage loan average balances, at $405 million, or 24% of total loans, were up over 5% annualized from the first quarter. Consumer loan average balances were $344 million, or 21%, of total loans and increased 18% annualized from the previous quarter.

For the first six months of 2003, total loan average balances grew almost $64 million, or 8% annualized.

“We are encouraged by healthy loan growth in the first half of 2003,” Vea said. “We believe this provides clear evidence of the ability of Integra and our associates to meet our customers’ financial needs in a difficult economic environment, which bodes well for our future prospects.”

Valuable core deposit average balances, defined as demand deposit, money market and savings account balances, grew approximately $15 million in the second quarter to almost $948 million. This represents an annualized growth rate of 6.5%.

Balance Sheet and Retail Distribution Strengthened

During the quarter Integra took a number of actions to further strengthen its long-term financial stability and better balance its market risk position in light of historically low interest rates and challenging economic conditions.

First, Integra redeemed at par $34.5 million of 8.25% cumulative trust preferred securities. In a related transaction, a subsidiary of the company issued $34.5 million in floating rate trust preferred securities in a private transaction on June 26, 2003. The new securities have an initial coupon of 4.16%, and mature on June 26, 2033. Proceeds from this transaction were used to redeem the 8.25% securities. The company recognized non-cash expenses of approximately $1.4 million related to the redemption of the securities.

Second, Integra Bank N.A. sold its branch in Owingsville, Kentucky on June 19, 2003. The branch did not meet the company’s strategic objectives. The branch had approximately $17 million in deposits and $5 million in loans at the time of the sale. Integra realized a gain of approximately $1.05 million related to the sale.

Additionally, Integra sold approximately $70 million in Mortgage Backed Securities (MBS) generating a gain of approximately $0.95 million. Proceeds were reinvested in structured MBS with more predictable cashflows and yields consistent with our portfolio management strategy for the past several quarters. The company also reduced the value of its mortgage servicing rights by over $0.2 million due to accelerated mortgage prepayments resulting from lower interest rates. Finally there were several fixed asset dispositions with an aggregate loss of approximately $0.2 million.

The net after-tax effects of these one-time transactions contributed approximately $0.1 million in earnings in the quarter.

Net Interest Income Stable

Net interest income on a tax-equivalent basis totaled $18.8 million for the second quarter, the same as earned in the first quarter. Net interest margin on a taxable equivalent basis was 2.77% in the quarter. “Our net interest margin has been stable within a seven-basis-point range for the past four quarters despite significantly lower interest rates,” Vea said. “Following the trust preferred refinancing, we expect our margin to improve somewhat over the remainder of the year. We anticipate steady improvement through loan and deposit growth, disciplined pricing and balance sheet management.”

Non-Interest Income Higher

Non-interest income for the quarter was $8.9 million compared to $7.5 million in the first quarter of 2003. Included in non-interest income are securities gains of approximately $0.95 million in the second quarter and $0.33 million in the first quarter of 2003. This quarter also included approximately $1.05 million in non-recurring gains from the Owingsville branch sale which were partially offset by a $0.2 million reduction in the value of mortgage servicing rights and by $0.2 million in losses from fixed asset dispositions. Other areas contributing to non-interest income growth included deposit fees, mortgage origination fees, and annuity sales.

Non-Interest Expense Shows Discipline

Non-interest expenses totaled $21.0 million in the second quarter, compared with $20.4 million in the first quarter. Included in the second quarter total is $1.4 million in non-cash expense related to the redemption of $34.5 million in trust preferred securities. Personnel expenses were $0.7 million lower in the second quarter compared with the first quarter, with expense reductions fairly evenly distributed between salary, commission and incentives, and benefits expense.

Credit Quality Remains Sound

Non-performing assets totaled $24.6 million at June 30, 2003 compared with $25.1 million at March 31, 2003. As a percent of total loans, non-performing loans were 1.22% and 1.25% at June 30 and March 31, 2003 respectively. Provision expense was $1.6 million for the second quarter, with net charge-offs of $1.3 million. This compares with a first-quarter 2003 provision expense of $1.2 million and net charge-offs of $1.3 million. The allowance for loan losses to total loans was 1.48% at June 30, 2003 and 1.49% at March 31, 2003. The ratio of allowance for loan loss to non-performing loans improved to 121.4% in the second quarter compared to 119.5% in the first quarter of 2003.

Net charge-offs to average loans were 30 basis points in the second quarter compared with 34 basis points in the first quarter.

“Our level of non-performers is somewhat higher than we’d like, but it reflects economic conditions and the non-performers are not concentrated in any one area,” Vea said. “We are encouraged by the stability of our credit quality over the past several quarters, despite the weak economic environment.”

Year-to-date

Net income for the first six months of 2003 was $8.2 million, or $0.48 per diluted share, compared with $11.4 million, or $0.67 per diluted share, for the same period of 2002. Total assets increased by $68 million, or 2.3%, to $3.0 billion at June 30, 2003 compared with the same date a year ago. Total loans were nearly $1.7 billion at June 30, 2003, an increase of $82 million, or 5.1%, from a year ago. Total deposits grew by $9 million, or 0.5%, since June 30, 2002 with increases in transaction deposits and public funds offsetting reductions in CDs. Net charge-offs for the first six months of 2003 were $2.6 million, or 32 basis points of average loans, compared with $0.3 million or 3 basis points of average loans in 2002.

Management believes year-to-year comparisons are currently not reflective of the company’s underlying performance trends, particularly with respect to net income and credit trends. Integra identified approximately $78 million of performing and non-performing loans as available for sale in the fourth quarter of 2001. As a result of reclassification and the accompanying $26 million writedown recognized in the fourth quarter of 2001, Integra’s net charge-offs for the next two quarters, the first and second quarters of 2002, were unusually low, and not reflective of the remaining loan portfolio’s long-term credit trends. The low net charge-offs and the accompanying low provision amounts required in the first half of 2002 had a positive, though unsustainable, impact on the company’s earnings. Therefore, management believes a more accurate view of the company’s performance trends this quarter can be observed by looking at results on a linked quarter basis.

Looking Forward

“We continue to be encouraged by the performance of our core bank in the second quarter and first half of fiscal 2003,” Vea said. “Our assumptions generally include a continuation of this historically low interest rate environment, diligent expense controls and the ongoing repositioning of our loan portfolio.

“Additionally, we will continue to align our branch structure with the best growth opportunities in our region,” Vea continued. “Last month, we sold our branch in Owingsville, Kentucky, which is located 50 miles east of Lexington. We also currently are planning to build four new branches over the next six to 12 months. The branches will be located here in Evansville, Indiana and in Bowling Green, Florence and Georgetown, Kentucky. We believe our new branches in Evansville and Bowling Green will be well positioned to enhance service to our customers in these markets. Florence and Georgetown represent high-potential markets, as they are both adjacent to significant metropolitan areas.”

Integra Declares Dividend

On June 18, 2003, Integra Bank Corporation’s Board of Directors declared a quarterly cash dividend in the amount of $0.235 per share which was payable on July 7, 2003. The dividend produced an annualized dividend yield of 5.10% based on the July 15, 2003 closing price of Integra’s stock. Integra Bank Corporation has paid a dividend every year since 1923.

Conference Call

Integra executive management will hold a conference call to discuss the contents of this news release, as well as business highlights and financial outlook, on Tuesday, July 22, 2003, at 10:00 a.m. CDT. The telephone number for the conference call is 1-866-297-6391. The conference call also will be available by web-cast within the Investor Relations section of the company’s web site, www.integrabank.com, and will be accessible through the third quarter by calling 1-888-843-8996 (passcode 6773385#).

About Integra

Headquartered in Evansville, Integra Bank Corporation is the parent of Integra Bank N.A. With assets of $3.0 billion at June 30, 2003, Integra operates 73 banking centers and 133 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. Integra is committed to providing the highest level of customer service to its retail, small business and corporate customers through its offices, ATMs and online banking services. For retail customers, Integra Bank N.A. offers telephone and Internet banking through its BANK ANYTIME service. Integra also offers BUSINESS BANKNET online banking for its business customers. Integra Bank Corporation’s common stock is listed on the Nasdaq National Market under the symbol IBNK. Additional information may be found at the company’s web site, www.integrabank.com.

Safe Harbor

This news release contains forward-looking statements within the meaning of the federal securities laws. These statements are provided to assist in the understanding of future financial performance and are based on current expectations and involve a number of risks and uncertainties. Actual results could materially differ from the results anticipated in any forward-looking statements. Factors that might cause such a difference include, but are not limited to, general, regional and local economic conditions which affect interest rates and net income, credit risks and risks of concentration (geographic and by industry) within the loan portfolio, the outcome of efforts to manage interest rate sensitivity within the investment portfolio, competition, changes in regulations affecting financial institutions and other matters discussed in this news release. Integra Bank Corporation undertakes no obligation to release revisions to these forward-looking statements or to reflect events or conditions occurring after the date of this release.

Summary Operating Results Data

Here is a summary of Integra Bank Corporation second quarter 2003 operating results:

Diluted net income per share of $0.25 for second quarter 2003

•	Compared with $0.23 for first quarter 2003

•	Compared with $0.36 for second quarter 2002

Return on assets of 0.59% for second quarter 2003

•	Compared with 0.55% for first quarter 2003

•	Compared with 0.85% for second quarter 2002

Return on equity of 7.25% for second quarter 2003

•	Compared with 6.78% for first quarter 2003

•	Compared with 10.93% for second quarter 2002

Net interest margin (tax-equivalent) of 2.77% for second quarter 2003

•	Compared with 2.84% for first quarter 2003

•	Compared with 3.17% for second quarter 2002

Allowance for loan losses of $24.9 million or 1.48% of loans at June 30, 2003

•	Compared with $24.5 million or 1.49% at March 31, 2003

•	Compared with $24.4 million or 1.53% at June 30, 2002

•	Equaled 121.4% of non-performing loans at June 30, 2003 compared with 119.5% at March 31, 2003

Non-performing loans of $20.5 million or 1.22% of loans at June 30, 2003

•	Compared with $20.5 million or 1.25% of loans at March 31, 2003

•	Compared with $20.7 million or 1.29% at June 30, 2002

Annualized net charge-off rate of 0.30% for second quarter 2003

•	Compared with 0.34% for first quarter 2003

•	Compared with 0.02% for second quarter 2002

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands except for per share data)

	June 30,	December 31,	June 30,
ASSETS	2003	2002	2002

Cash and due from banks	$73,467	$70,045	$82,066
Federal funds sold and interest-bearing deposits in banks	439	488	43,476
Loans held for sale (at lower of cost or fair value)	3,324	13,767	11,660
Securities available for sale	1,054,155	982,263	1,002,773
Loans:
Commercial loans	923,401	885,205	917,615
Consumer loans	352,924	326,259	312,936
Mortgage loans	408,028	394,691	371,600
Less: Allowance for loan losses	(24,862)	(24,632)	(24,438)

Net loans	1,659,491	1,581,523	1,577,713
Premises and equipment	52,580	53,537	53,578
Goodwill	44,159	44,159	44,159
Other intangible assets	11,119	11,928	12,738
Other assets	94,908	100,028	97,669

TOTAL ASSETS	$2,993,642	$2,857,738	$2,925,832

LIABILITIES
Deposits:
Non-interest-bearing demand	$223,154	$213,405	$202,470
Savings & interest checking	527,900	565,576	524,528
Money market	201,971	156,910	187,708
Certificates of deposit and other time deposits	860,309	846,057	889,526

Total deposits	1,813,334	1,781,948	1,804,232
Short-term borrowings	263,930	90,975	104,407
Long-term borrowings	602,866	606,851	705,703
Guaranteed preferred beneficial interests in the Corporation’s subordinated debentures	52,500	52,500	52,500
Other liabilities	21,327	92,864	26,039

TOTAL LIABILITIES	2,753,957	2,625,138	2,692,881
SHAREHOLDERS’ EQUITY
Preferred stock - 1,000 shares authorized — None outstanding
Common stock — $1.00 stated value - 29,000 shares authorized	17,304	17,291	17,291
Capital surplus	125,666	125,467	125,467
Retained earnings	82,124	82,011	81,255
Unearned compensation	(298)	(147)	(209)
Accumulated other comprehensive income	14,889	7,978	9,147

TOTAL SHAREHOLDERS’ EQUITY	239,685	232,600	232,951

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,993,642	$2,857,738	$2,925,832

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2003	2003	2002	2002	2002

INTEREST INCOME
Interest and fees on loans and leases	$25,577	$25,438	$26,927	$27,699	$27,884
Interest and dividends on securities	10,328	10,726	10,888	11,452	14,389
Interest on loans held for sale	87	151	135	226	724
Interest on federal funds sold and other investments	19	14	132	304	150

Total interest income	36,011	36,329	38,082	39,681	43,147
INTEREST EXPENSE
Interest on deposits	7,961	8,407	9,673	10,499	11,334
Interest on short-term borrowings	449	397	411	503	507
Interest on long-term borrowings	10,110	10,035	10,552	11,163	11,425

Total interest expense	18,520	18,839	20,636	22,165	23,266

NET INTEREST INCOME	17,491	17,490	17,446	17,516	19,881
Provision for loan losses	1,600	1,235	1,383	930	180

Net interest income after provision for loan losses	15,891	16,255	16,063	16,586	19,701
NON-INTEREST INCOME
Service charges on deposit accounts	2,894	2,789	3,213	2,944	2,861
Trust income	504	506	513	473	532
Other service charges and fees	1,985	2,290	1,723	1,823	1,870
Securities gains	957	325	3,242	5,264	214
Other	2,575	1,620	1,172	2,603	1,173

Total non-interest income	8,915	7,530	9,863	13,107	6,650
NON-INTEREST EXPENSE
Salaries	7,395	7,621	7,593	7,458	7,390
Commissions and incentives	852	1,105	991	303	673
Other benefits	1,907	2,155	1,787	1,783	1,426
Occupancy	1,533	1,550	1,528	1,468	1,257
Equipment	1,078	1,108	1,106	1,147	1,132
Amortization of intangible assets	405	405	405	405	405
Debt prepayment fees	—	—	2,266	3,672	—
Loans held for sale expense	—	1	(56)	1,294	496
Other	7,836	6,426	5,952	6,412	5,865

Total non-interest expense	21,006	20,371	21,572	23,942	18,644

Income before income taxes	3,800	3,414	4,354	5,751	7,707
Income taxes (benefit)	(513)	(515)	385	836	1,570

NET INCOME	$4,313	$3,929	$3,969	$4,915	$6,137

Earnings per share:
Basic	$0.25	$0.23	$0.23	$0.28	$0.36
Diluted	0.25	0.23	0.23	0.28	0.36
Weighted average shares outstanding:
Basic	17,286	17,273	17,281	17,281	17,275
Diluted	17,287	17,274	17,281	17,295	17,298

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

INTEREST INCOME
Interest and fees on loans and leases	$25,577	$27,884	$51,015	$56,673
Interest and dividends on securities	10,328	14,389	21,054	28,103
Interest on loans held for sale	87	724	238	1,356
Interest on federal funds sold and other investments	19	150	33	736

Total interest income	36,011	43,147	72,340	86,868
INTEREST EXPENSE
Interest on deposits	7,961	11,334	16,368	24,232
Interest on short-term borrowings	449	507	846	990
Interest on long-term borrowings	10,110	11,425	20,145	22,763

Total interest expense	18,520	23,266	37,359	47,985

NET INTEREST INCOME	17,491	19,881	34,981	38,883
Provision for loan losses	1,600	180	2,835	830

Net interest income after provision for loan losses	15,891	19,701	32,146	38,053
NON-INTEREST INCOME
Service charges on deposit accounts	2,894	2,861	5,683	4,978
Trust income	504	532	1,010	1,055
Other service charges and fees	1,985	1,870	4,275	3,792
Securities gains	957	214	1,282	592
Other	2,575	1,173	4,195	2,894

Total non-interest income	8,915	6,650	16,445	13,311
NON-INTEREST EXPENSE
Salaries	7,395	7,390	15,016	14,793
Commissions and incentives	852	673	1,957	1,203
Other benefits	1,907	1,426	4,062	2,914
Occupancy	1,533	1,257	3,083	2,590
Equipment	1,078	1,132	2,186	2,221
Amortization of intangible assets	405	405	810	812
Debt prepayment fees	—	—	—	—
Loans held for sale expense	—	496	1	1,439
Other	7,836	5,865	14,262	11,391

Total non-interest expense	21,006	18,644	41,377	37,363

Income before income taxes and cumulative effect of accounting change	3,800	7,707	7,214	14,001
Income taxes (benefit)	(513)	1,570	(1,028)	2,557

NET INCOME	$4,313	$6,137	$8,242	$11,444

Earnings per share:
Basic:	$0.25	$0.36	$0.48	$0.67
Diluted:	0.25	0.36	0.48	0.67
Weighted average shares outstanding:
Basic	17,286	17,275	17,284	17,272
Diluted	17,287	17,298	17,285	17,284

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2003	2003	2002	2002	2002

EARNINGS DATA
Net Interest Income (tax-equivalent)	$18,779	$18,780	$18,548	$18,582	$21,110
Net Income	4,313	3,929	3,969	4,915	6,137
Basic Earnings Per Share	.25	.23	.23	.28	.36
Diluted Earnings Per Share	.25	.23	.23	.28	.36
Dividends Declared	.235	.235	.235	.235	.235
Book Value	13.85	13.60	13.45	13.65	13.47
Price/Earnings Ratio	17.16	18.39	19.53	16.22	15.51
PERFORMANCE RATIOS
Return on Assets	.59%	.55%	.55%	.68%	.85%
Return on Equity	7.25	6.78	6.69	8.29	10.93
Net Interest Margin (tax-equivalent)	2.77	2.84	2.81	2.82	3.17
Tier I Capital to Risk Assets	11.60	11.89	11.90	12.19	12.38
Capital to Risk Assets	13.37	13.14	13.16	13.44	13.63
Efficiency Ratio	77.05	76.84	75.10	75.17	66.22
AT PERIOD END
Assets	$2,993,642	$2,901,670	$2,857,738	$2,860,778	$2,925,832
Interest-Earning Assets	2,742,271	2,650,342	2,602,673	2,605,456	2,660,060
Loans	1,684,353	1,644,898	1,606,155	1,606,073	1,602,151
Deposits	1,813,334	1,799,321	1,781,948	1,787,776	1,804,232
Interest-Bearing Liabilities	2,509,476	2,434,144	2,318,869	2,355,813	2,464,372
Shareholders’ Equity	239,685	235,177	232,600	235,955	232,951
Unrealized Gains on Market Securities (FASB 115)	15,313	11,260	8,753	12,224	10,268
AVERAGE BALANCES
Assets	$2,953,075	$2,882,634	$2,857,291	$2,856,162	$2,908,363
Interest-Earning Assets	2,706,152	2,637,948	2,615,907	2,615,567	2,667,107
Loans	1,673,775	1,622,599	1,609,853	1,600,694	1,582,728
Deposits	1,814,326	1,803,520	1,821,748	1,765,910	1,803,554
Interest-Bearing Liabilities	2,486,554	2,423,472	2,382,945	2,390,100	2,462,741
Shareholders’ Equity	238,584	234,866	235,450	235,215	225,261
Basic Shares	17,286	17,273	17,281	17,281	17,275
Diluted Shares	17,287	17,274	17,281	17,295	17,298

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA-con’t
(in thousands, except per share data)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2003	2003	2002	2002	2002

ASSET QUALITY
Non-Performing Assets:
Non Accrual Loans (1)	$18,622	$18,806	$20,010	$18,319	$17,709
Loans 90+ Days Past Due	1,862	1,723	2,367	1,674	3,022

Non-Performing Loans (1)	20,484	20,529	22,377	19,993	20,731
Other Real Estate Owned	1,738	2,132	2,286	2,145	3,000
Investment Securities	2,420	2,396	2,536	2,536	—

Non-Performing Assets	$24,642	$25,057	$27,199	$24,674	$23,731

Allowance for Loan Losses:
Beginning Balance	$24,521	$24,632	$24,554	$24,438	$24,330
Provision for Loan Losses	1,600	1,235	1,383	930	180
Recoveries	703	630	839	491	1,360
Loans Charged Off	(1,962)	(1,976)	(2,144)	(1,305)	(1,432)

Ending Balance	$24,862	$24,521	$24,632	$24,554	$24,438

Ratios:
Allowance for Loan Losses to Loans	1.48%	1.49%	1.53%	1.53%	1.53%
Allowance to Non-performing Loans (1)	121.37	119.45	110.08	122.81	117.88
Non-performing Loans to Loans (1)	1.22	1.25	1.39	1.24	1.29
Non-performing Assets to Loans and Other Real Estate Owned (1)	1.46	1.52	1.69	1.53	1.48
Net Charge-Off Ratio	.30	.34	.32	.20	.02
NET INTEREST MARGIN
Yields (tax-equivalent)
Loans	6.11%	6.32%	6.66%	6.90%	7.15%
Securities	4.60	4.83	4.89	5.23	6.08
Other Earning Assets	3.57	4.49	1.49	1.91	1.89

Total Earning Assets	5.54	5.75	5.94	6.18	6.67
Cost of Funds
Interest Bearing Deposits	1.99	2.14	2.38	2.67	2.84
Other Interest Bearing Liabilities	4.79	5.11	5.64	5.57	5.57
Total Interest Bearing Liabilities	2.99	3.15	3.44	3.68	3.79

Total Interest Expense to Earning Assets	2.77	2.91	3.13	3.36	3.50

Net Interest Margin	2.77%	2.84%	2.81%	2.82%	3.17%

(1)  Includes non-performing loans classified as loans held for sale.